Exhibit 99.1

For more information, contact:
Robert Jordheim
Chief Financial Officer rjordheim@rtix.com

Wendy Crites Wacker, APR
Corporate Communications wwacker@rtix.com

Phone (386) 418-8888

RTI BIOLOGICS ANNOUNCES 2011 SECOND QUARTER RESULTS

– Company Will Hold Conference Call at 8:30 a.m. ET –

ALACHUA, Fla. (July 28, 2011) – RTI Biologics Inc. (RTI) (Nasdaq: RTIX), a leading provider of orthopedic and other biologic implants, reported operating results for the second quarter of 2011 as follows:

Quarterly Highlights:

•	Achieved quarterly revenues of $43.5 million.

•	Achieved quarterly net income of $2.0 million, or $0.04 per fully diluted share.

•	Achieved quarterly revenues of $12.1 million in the sports medicine business, a 5 percent increase over the second quarter of 2010.

•	Achieved quarterly revenues of $7.2 million in the surgical specialties business, a 21 percent increase over the second quarter of 2010.

•

Achieved quarterly revenues of $12.9 million in the U.S. direct distribution organization, an 11 percent increase over the second quarter of 2010. The U.S. direct distribution organization includes sports medicine and some BGS/GO implants.

•	Launched BioAdapt™ DBM Foam, a flexible demineralized bone matrix (DBM) solution.

•	Released two new spinal constructs and one bone graft substitute (BGS) for distribution with three different commercial distributors.

“We are pleased with our second quarter results, which exceeded our expectations and were driven primarily by continued growth in our surgical specialties and direct sports medicine businesses,” said Brian K. Hutchison, chief executive officer of RTI. “Revenues in the spine business were up slightly on a sequential quarter basis; however, it remains too early to determine if market pressures are abating. The decrease in reported dental revenues is the result of the change in the terms of our distributor agreement, which was announced in the third quarter of 2010. If the new terms with our distributor had been effective in the second quarter of 2010, dental revenues would have increased by 22 percent.”

Worldwide revenues of $43.5 million for the second quarter of 2011 increased 6 percent compared to the second quarter of 2010. Domestic revenues of $38.0 million for the second quarter of 2011 grew by 5 percent as we recognized increases in spine, surgical specialties and the direct sports medicine businesses. The domestic spine and surgical specialties businesses both benefited from a favorable quarterly comparison as a result of inventory reductions made by several of our distributors in the second quarter of 2010. International revenues of $5.5 million increased 11 percent due to a favorable foreign exchange rate in the quarter. On a constant currency basis, international revenues were comparable to the second quarter of 2010.

For the second quarter of 2011, the company reported net income of $2.0 million and net income per fully diluted share of $0.04, based on 55.3 million fully diluted shares outstanding, compared to net income of $948,000 or $0.02 per fully diluted share for the second quarter of 2010, based on 55.1 million fully diluted shares outstanding.

Fiscal 2011 and Third Quarter Outlook

As a result of first half results that exceeded expectations and better visibility into second half trends, the company is raising its full year revenue and EPS guidance for 2011. The company now expects full year revenues for 2011 to be between $164 million to $166 million, as compared to prior guidance of $159 million to $162 million. Full year net income per fully diluted share are now expected to be in the range of $0.12 to $0.14, based on 55.4 million shares outstanding, as compared to prior guidance of $0.11 to $0.13 per fully diluted share.

For the third quarter of 2011, the company expects revenues to be between $40 million to $41 million, and net income per fully diluted share to be approximately $0.03.

“We had a solid first half of the year and made progress in many key areas,” Hutchison said. “We are raising our annual guidance based on stronger than expected first half results and the expectation of continued momentum within our direct business.”

Conference Call

RTI will host a conference call and simultaneous audio webcast to discuss the second quarter results at 8:30 a.m. ET today. The conference call can be accessed by dialing (877) 383-7419. The webcast can be accessed through the investor section of RTI’s website at www.rtix.com. A replay of the conference call will be available on the RTI website following the call.

About RTI Biologics Inc.

RTI Biologics Inc. is a leading provider of sterile biologic implants for surgeries around the world with a commitment to advancing science, safety and innovation. RTI prepares human donated tissue and bovine tissue for transplantation through extensive testing and screening and using proprietary processes. These allograft and xenograft implants are used in orthopedic, dental and other specialty surgeries.

RTI’s innovations continuously raise the bar of science and safety for biologics – from being the first company to offer precision-tooled bone implants and assembled technology to maximize each gift of donation, to inventing validated sterilization processes that include viral inactivation steps. Two such processes – the BioCleanse® Tissue Sterilization Process and the Tutoplast® Tissue Sterilization Process – have a combined record of more than two million implants distributed with zero incidence of allograft-associated infection. These processes have been validated by tissue type to inactivate or remove viruses, bacteria, fungi and spores from the tissue while maintaining biocompatibility and functionality.

RTI’s worldwide corporate headquarters are located in Alachua, Fla., with international locations in Germany and France. The company is accredited by the American Association of Tissue Banks in the United States and is a member of AdvaMed.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, except for historical information, any statements made in this communication about anticipated financial results, growth rates, new product introductions, future operational improvements and results or regulatory approvals or changes to agreements with distributors also are forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in public filings with the U.S. Securities and Exchange Commission (SEC). Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s website at www.rtix.com or the SEC’s website at www.sec.gov.

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
Fees from tissue distribution	$41,504	$40,212	$81,023	$77,106
Other revenues	1,978	968	3,105	1,853

Total revenues	43,482	41,180	84,128	78,959
Costs of processing and distribution	23,763	22,322	46,072	43,044

Gross profit	19,719	18,858	38,056	35,915

Expenses:
Marketing, general and administrative	14,186	14,963	28,095	29,305
Research and development	2,479	2,254	4,897	4,934
Asset abandonments	—	—	57	15

Total expenses	16,665	17,217	33,049	34,254

Operating income	3,054	1,641	5,007	1,661

Total other expense - net	(55)	(88)	(139)	(196)

Income before income tax provision	2,999	1,553	4,868	1,465
Income tax provision	(981)	(605)	(1,602)	(571)

Net income	$2,018	$948	$3,266	$894

Net income per common share - basic	$0.04	$0.02	$0.06	$0.02

Net income per common share - diluted	$0.04	$0.02	$0.06	$0.02

Weighted average shares outstanding - basic	55,158,345	54,729,595	55,024,052	54,652,704

Weighted average shares outstanding - diluted	55,268,897	55,061,127	55,127,497	54,993,690

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Revenues

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Fees from tissue distribution:
Sports medicine	$12,120	$11,525	$23,809	$21,864
Spine	11,028	8,221	20,738	14,731
Dental	4,962	7,315	9,064	14,347
Surgical specialties	7,153	5,930	15,064	12,085
Bone graft substitutes and general orthopedic	6,241	7,221	12,348	14,079
Other revenues	1,978	968	3,105	1,853

Total revenues	$43,482	$41,180	$84,128	$78,959

Domestic revenues	37,980	36,207	73,225	69,198
International revenues	5,502	4,973	10,903	9,761

Total revenues	$43,482	$41,180	$84,128	$78,959

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2011	December 31, 2010
Assets
Cash and cash equivalents	$39,049	$28,212
Accounts receivable - net	16,418	20,126
Inventories - net	82,035	87,278
Prepaid and other current assets	20,268	23,456

Total current assets	157,770	159,072

Property, plant and equipment - net	42,802	43,346
Other assets - net	21,371	23,340

Total assets	$221,943	$225,758

Liabilities and Stockholders’ Equity
Accounts payable	$9,873	$12,570
Accrued expenses and other current liabilities	17,988	19,753
Current portion of long-term obligations	653	1,120

Total current liabilities	28,514	33,443

Deferred revenue	22,942	25,118
Long-term liabilities	2,739	5,261

Total liabilities	54,195	63,822
Stockholders’ equity:
Common stock and additional paid-in capital	409,984	408,890
Accumulated other comprehensive income (loss)	14	(1,438)
Accumulated deficit	(242,250)	(245,516)

Total stockholders’ equity	167,748	161,936

Total liabilities and stockholders’ equity	$221,943	$225,758

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Cash flows from operating activities:
Net income	$2,018	$948	$3,266	$894
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	2,042	1,820	3,967	3,643
Stock-based compensation	494	472	993	811
Change in working capital	3,492	(350)	5,743	(1,063)
Other items to reconcile to net cash provided by operating activities	567	(432)	1,124	(509)

Net cash provided by operating activities	8,613	2,458	15,093	3,776

Cash flows from investing activities:
Purchases of property, plant and equipment	(816)	(347)	(1,310)	(661)
Patent and acquired intangible asset costs	(52)	(106)	(1,073)	(223)

Net cash used in investing activities	(868)	(453)	(2,383)	(884)

Cash flows from financing activities:
Proceeds from exercise of common stock options	—	483	185	745
Net payments on short-term obligations	—	(250)	—	(1,049)
Proceeds from long-term obligations	—	1,500	—	4,250
Payments on long-term obligations	(1,975)	(3,506)	(2,251)	(6,439)

Net cash used in financing activities	(1,975)	(1,773)	(2,066)	(2,493)

Effect of exchange rate changes on cash and cash equivalents	133	(56)	193	(52)

Net increase in cash and cash equivalents	5,903	176	10,837	347
Cash and cash equivalents, beginning of period	33,146	17,553	28,212	17,382

Cash and cash equivalents, end of period	$39,049	$17,729	$39,049	$17,729